EXHIBIT 10.23

CONSENT, WAIVER AND SECOND AMENDMENT TO AMENDED AND RESTATED

CREDIT AGREEMENT

THIS CONSENT, WAIVER AND SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of April 26, 2019 (“Second Amendment Effective Date”) is entered into by and among VECTOR CAMBIUM HOLDINGS (CAYMAN), L.P., an exempted limited partnership formed and registered under the laws of the Cayman Islands with registration number 51343 and having its registered office at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, acting by its general partner, Vector Capital Partners IV, L.P. an exempted limited partnership formed and registered under the laws of the Cayman Islands, acting by its general partners, Vector Capital, L.L.C and Vector Capital, Ltd. (“Holdings”), CAMBIUM NETWORKS, LTD, a company incorporated under the laws of England and Wales with company number 07752773 and with its registered office at Unit B2, Linhay Business Park, Eastern Road, Ashburton, Newton Abbot, Devon TQ13 7UP, UK. (the “Borrower”), the other Loan Parties party hereto, the Lenders party hereto, SILICON VALLEY BANK, as the Issuing Lender, and SILICON VALLEY BANK (“SVB”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, reference is made to that certain Amended and Restated Credit Agreement, dated as of December 21, 2017 as amended by that certain Waiver and First Amendment to Amended and Restated Credit Agreement dated as of November 21, 2018 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), by and among Holdings, the Borrower, the other Loan Parties party thereto, the Lenders and the Administrative Agent; and

WHEREAS, reference is made to that certain Limited Guaranty, dated as of November 21, 2018 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Limited Guaranty”), by and between the Administrative Agent and VECTOR CAPITAL IV, L.P., a Delaware limited partnership (the “Sponsor Guarantor”); and

WHEREAS, pursuant to Section 6.2(d) of the Limited Guaranty, the Sponsor Guarantor is required to cause the Partnership Term (as defined in the Limited Guaranty) to be extended for a one-year period (the “Partnership Term Extension”) by April 27, 2019 (the “Partnership Term Extension Deadline”); and

WHEREAS, certain Events of Default have arisen under Section 8.1(c) of the Credit Agreement as a result of the Borrower’s failure to maintain (i) Minimum Consolidated Fixed Charge Coverage Ratio of not less than 1.00:1.00 for the quarter ending December 31, 2018 as required pursuant to Section 7.1(a) of the Credit Agreement and (ii) Maximum Consolidated

Leverage Ratio of not greater than 4.25:1.00 for the quarter ending December 31, 2018 as required pursuant to Section 7.1(b) of the Credit Agreement (together with any other Event of Default that have arisen as a result of the failure to give proper notice of the foregoing, the “Existing Events of Default”); and

WHEREAS, Holdings and the Borrower have requested that the Lenders and the Administrative Agent (i) consent to an extension of the Partnership Term Extension Deadline, (ii) waive the Existing Event of Default and (iii) modify and amend certain terms and conditions of the Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Administrative Agent, the Lenders, and the Loan Parties agree as follows:

1. Capitalized Terms. All capitalized terms used herein, and not otherwise defined herein, shall have the meanings assigned to such terms in the Credit Agreement.

2. Consent and Waiver. Upon satisfaction of the conditions precedent set forth in Section 4 below, the Administrative Agent and the Lenders hereby (i) consent to an extension of the Partnership Term Extension Deadline until May 18, 2019 and (ii) waive the Existing Events of Default, which waiver relates only to the Existing Events of Default described above, and shall not be deemed to constitute a continuing waiver of any provision of the Credit Agreement with respect to any other Events of Default. Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect.

3.	Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

a.	The Credit Agreement is hereby amended by adding the following definitions in Section 1.1 thereof in appropriate alphabetical order:

“IPO Legal Expenses”: legal fees and expenses payable to Sidley Austin LLP related to services in connection with Cayman Parent Guarantor’s (or a direct or indirect parent or other Group Member as may be selected by Borrower) initial public offering.

“Second Amendment”: that certain Consent, Waiver and Second Amendment to Amended and Restated Credit Agreement dated as of April 26, 2019 by and among the Loan Parties, Administrative Agent and the Lenders.

“Second Amendment Effective Date”: as defined in the Second Amendment.

b.	The Credit Agreement is hereby amended by amending and restating the following definitions in Section 1.1 thereof to read as follows:

“Adjusted Quick Ratio”: the ratio of (i) (a) Qualified Cash of the Loan Parties plus (b) net billed accounts receivable of the Loan Parties, divided by (ii) (a) Consolidated Current Liabilities minus (b) IPO Legal Expenses minus (c) lease liability associated with the adoption of FASB ASC 842.

“Consolidated Fixed Charges”: for any period ending on any determination date (the “determination date”), the sum (without duplication) of (a) Consolidated Interest Expense for such period, plus (b) scheduled payments to be made during the period on account of principal of Indebtedness of the Borrower, Holdings and their consolidated Subsidiaries (including, without limitation, scheduled principal payments in respect of the Term Loans and Capital Lease Obligations); provided that any earn out payments in connection with Permitted Acquisitions shall not constitute Consolidated Fixed Charges.

“Fee Letter”: individually and collectively, (i) the letter agreement dated December 12, 2017 between Holdings, Borrower, and Administrative Agent (ii) the letter agreement dated as of the First Amendment Effective Date between Holdings, Borrower, and Administrative Agent (“First Amendment Fee Letter) and (iii) the letter agreement dated as of the Second Amendment Effective Date between Holdings, Borrower, and Administrative Agent (“Second Amendment Fee Letter).

“Qualified Public Offering”: the initial underwritten public offering and sale to the public of common Capital Stock of Cayman Parent Guarantor’s (or a direct or indirect parent or other Group Member as may be selected by Borrower) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933 (or equivalent foreign governmental entity).

c.	The Credit Agreement is hereby amended by amending and restating Section 7.1(a) thereof to read as follows:

“(a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, tested quarterly, as at the last day of any period set forth below of the Borrower ending with any date set forth below to be less than the ratio set forth below opposite such period:

Period	Minimum Consolidated Fixed Charge Coverage Ratio
Trailing three month period ending March 31, 2019	1.00:1.00
Trailing sixth month period ending June 30, 2019	1.10:1.00
Trailing nine month period ending September 30, 2019	1.15:1.00
Trailing twelve month period ending December 31, 2019	1.15:1.00
Trailing twelve month period ending March 31, 2020 and each trailing twelve month quarterly period ending thereafter	1.25:1.00”

d.	The Credit Agreement is hereby amended by amending and restating Section 7.1(b) thereof to read as follows:

“(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any date set forth below to exceed the ratio set forth below opposite such period:

Trailing Four Quarter Period Ended	Maximum Consolidated Leverage Ratio
March 31, 2019	4.25:1.00
June 30, 2019	3.75:1.00
September 30, 2019	3.25:1.00
December 31, 2019 through March 31, 2020	3.00:1.00
June 30, 2020	2.75:1.00
September 30, 2020 through December 31, 2020	2.50:1.00
March 31, 2021 through June 30, 2021	2.25:1.00
September 30, 2021	2.00:1.00
December 31, 2021 through March 31, 2022	1.75:1.00
June 30, 2022 and thereafter	1.50:1.00”

e.	The Credit Agreement is hereby amended by adding the following Section 7.22 immediately following Section 7.21 of the Credit Agreement to read as follows:

“7.22 IPO Legal Expenses. Make any payment of any IPO Legal Expenses; provided that Borrower may make payments in respect of IPO Legal Expenses, (i) with proceeds of a Qualified Public Offering or (ii) so long as before and immediately after giving effect to such payment (a) no Default or Event of Default shall have occurred and be continuing and (b) Liquidity shall be not less than $7,500,000.”

4.

Conditions Precedent to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent have been fulfilled or waived prior to or concurrently herewith, each to the satisfaction of the Administrative Agent (such date being the “Second Amendment Effective Date”):

a.	The Loan Parties and each party hereto and thereto shall have executed and delivered this Amendment and the Second Amendment Fee Letter.

b.	[Reserved].

c.	All necessary board of directors and/or shareholder or other corporate consents and approvals to this Amendment (if any) shall have been obtained.

d.	[Reserved].

e.	[Reserved].

f.	No Default or Event of Default shall have occurred and be continuing, both before and immediately after giving effect to the execution of this Amendment.

g.

The Lenders and the Administrative Agent shall have received payment from the Borrower of all the fees, costs and expenses required to be paid pursuant to Section 6 of this Amendment (including the fees and expenses of legal counsel required to be paid thereunder to the extent an invoice therefor has been received by the Loan Parties).

h.	The representations and warranties set forth in Section 5 below shall be true and correct in all respects.

5.	Representations and Warranties. Each of the Loan Parties hereby represents and warrants to the Administrative Agent and the Lenders as follows:

a.	Such Loan Party has the power and authority to enter into this Amendment and to perform its obligations under this Amendment.

b.

This Amendment has been duly executed and delivered by such Loan Party and is a legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles (whether enforcement is sought by proceedings in equity or law) or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

c.

Each of the representations and warranties made by such Loan Party in or pursuant to this Amendment and the other Loan Documents to which it is a party, (i) that is qualified by materiality is true and correct, and (ii) that is not qualified by materiality, is true and correct in all material respects, in each case, on and as of the date hereof as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty was true and correct in all material respects (or all respects, as applicable) as of such earlier date.

6.

Payment of Costs and Fees. The Borrower shall pay to the Administrative Agent all amounts due pursuant to the Second Amendment Fee Letter. In addition, the Borrower shall pay all reasonable costs, out-of-pocket expenses, and fees and charges of every kind in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto or thereto (which costs include, without limitation, the reasonable and documented fees and disbursements of any attorneys retained by the Administrative Agent), in each case, in accordance with Section 10.5 of the Credit Agreement.

7.

Choice of Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

8.

Counterpart Execution. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.

9.

Release by Group Members. Effective on the Second Amendment Effective Date, each Group Member, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby waives, releases, remises and forever discharges the Administrative Agent and each of the Lenders and each of their respective successors in title, past and present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals and all other persons and entities to whom the Administrative Agent or any Lender would be liable if such persons or entities were found to be liable to such Group Member (each a “Releasee” and collectively, the “Releasees”), from any and all known claims, suits, liens, lawsuits, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a “Claim” and collectively, the “Claims”), fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, past or present, liquidated or unliquidated, which such Group Member ever had or now has against any such Releasee which arose from the beginning of the world to and including the date hereof (but excluding, for the avoidance of doubt, any Claim which arises after the date hereof) which relates, directly or indirectly to the Credit Agreement, any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents, except for the duties and obligations set forth in this Amendment (in each case, other than with respect to acts or omissions of any Releasee that a court of competent jurisdiction finally determines to have resulted from the gross negligence, willful misconduct or bad faith of such Releasee). As to each and every Claim released hereunder, each Group Member also waives the benefit of each other similar provision of applicable federal or State law (including without limitation the laws of the state of New York), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

10. Effect on Loan Documents.

a.

The Credit Agreement, as amended hereby, and each of the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of the Administrative Agent or any Lender under the Credit Agreement or any other Loan Document. The consents, modifications, waivers and other agreements set forth herein are limited to the specifics hereof (including facts or occurrences on which the same are based), shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse any non-compliance with the Loan Documents, and shall not operate as a consent or waiver to any matter under the Loan Documents. Except for the amendments to the Credit Agreement expressly set forth herein, the Credit Agreement and other Loan Documents shall remain unchanged and in full force and effect. To the extent any terms or provisions of this Amendment conflict with those of the Credit Agreement or other Loan Documents, the terms and provisions of this Amendment shall control.

b.

Upon and after the Second Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

c.

To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

d.	This Amendment is a Loan Document.

e.

Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

11. Entire Agreement. This Amendment, and terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

12. Reaffirmation of Obligations. Each Loan Party hereby restates, ratifies and reaffirms its obligations under each Loan Document to which it is a party, effective as of the date hereof and amended hereby. Each Loan Party hereby further ratifies and reaffirms the validity and enforceability of all of the Liens heretofore granted, pursuant to and in connection with the Guarantee and Collateral Agreement or any other Loan Document to the Administrative Agent on behalf and for the benefit of the Lenders and the Issuing Lender, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and acknowledges that all of such Liens, and all collateral heretofore pledged as security for such obligations, continues to be and remain collateral for such obligations from and after the date hereof.

13. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment by their respective duly authorized officers.

HOLDINGS:

VECTOR CAMBIUM HOLDINGS (CAYMAN), L.P.,
as Holdings

By:	Vector Capital Partners IV, L.P., its General Partner

	By:	Vector Capital, L.L.C. a General Partner

	By:	/s/ David Baylor
David Baylor Chief Operating Officer

	By:	Vector Capital, Ltd., a General Partner

		By:	/s/ David Baylor
David Baylor Director

[Signature page to Second Amendment to Amended and Restated Credit Agreement]

BORROWER:

EXECUTED and DELIVERED as a DEED by CAMBIUM NETWORKS, LTD acting by a director in the presence of:

Signature of director	/s/ Stephen Cumming

Print Name	Stephen Cumming

Signature of witness	/s/ Peter Schuman

Print Name	Peter Schuman

Address	Peter Schuman

2502 Poppy Dr.

Burlingame, CA 94010

Occupation	Investor Relations Consultant

[Signature page to Second Amendment to Amended and Restated Credit Agreement]

Acknowledged and Agreed to:

PARENT GUARANTORS:

CAMBIUM NETWORKS CORPORATION (f/k/a Vector Cambium Holdings (Cayman), Ltd.) as a Parent Guarantor

By:	/s/ Alexander R. Slusky
Name: Alexander R. Slusky
Title: Director

[Signature page to Second Amendment to Amended and Restated Credit Agreement]

CAMBIUM (US), L.L.C., as a Parent Guarantor

By:	/s/ Stephen Cumming
Name: Stephen Cumming
Title: Chief Financial Officer

[Signature page to Second Amendment to Amended and Restated Credit Agreement]

SUBSIDIARY GUARANTORS:

CAMBIUM NETWORKS, INC., as a Subsidiary Guarantor

By:	/s/ Stephen Cumming
Name: Stephen Cumming
Title: Chief Financial Officer

[Signature page to Second Amendment to Amended and Restated Credit Agreement]

ADMINISTRATIVE AGENT:

SILICON VALLEY BANK as the Administrative Agent

By:	/s/ Michael Willard
Name: Michael Willard
Title: Managing Director

[Signature page to Second Amendment to Amended and Restated Credit Agreement]

LENDERS:

SILICON VALLEY BANK as Issuing Lender and as a Lender

By:	/s/ Michael Willard
Name: Michael Willard
Title: Managing Director

[Signature page to Second Amendment to Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION as a Lender

By:	/s/ Will Turner

Name:	Will Turner

Title:	Global Relationship Manager

[Signature page to Second Amendment to Credit Agreement]

CADENCE BANK, N.A. as a Lender

By:	/s/ Steve Prichett

Name:	Steve Prichett

Title:	EVP

[Signature page to Second Amendment to Credit Agreement]

MUFG UNION BANK, N.A. as a Lender

By:	/s/ Michael Stahl

Name:	Michael Stahl

Title:	Director

[Signature page to Second Amendment to Credit Agreement]

AGREED AND ACKNOWLEDGED:

VECTOR CAPITAL IV, L.P.

By:	Vector Capital Partners IV, LP., its general partner

By:	Vector Capital, its general partner

By:	/s/ Alexander R. Slusky
Name:	Alexander R. Slusky
Title:	Managing Member

[Signature page to Second Amendment to Credit Agreement]